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                                                                     EXHIBIT 4.3



          THE SECURITIES REPRESENTED HEREBY HAVE BEEN ISSUED WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED OR PLEDGED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE BORROWER THAT THE TRANSFER IS EXEMPT FROM REGISTRATION UNDER APPLICABLE FEDERAL AND STATE SECURITIES LAWS.

                      ACCESS INTEGRATED TECHNOLOGIES, INC.
                           9 % Secured PROMISSORY NOTE


$1,000,000                                                   New York, New York
                                                  Dated as of November 27, 2002

                  For value received, the undersigned, Access Integrated Technologies, Inc., a Delaware corporation (the "Borrower"), whose principal place of business is located at 55 Madison Avenue, Suite 300, Morristown, New Jersey 07960, hereby promises to pay to the order of R.E. Stafford, Inc., d/b/a/ ColoSolutions, a Florida corporation (the "Holder"), whose principal place of business is located at P.O. Box 411570, Melbourne Florida 32941, or at such other place as the Holder may designate by written notice to the Borrower from time to time, the principal amount of One Million Dollars ($1,000,000.00), together with interest at the annual rate of nine (9 %) percent on the principal amount of this Note outstanding from the date hereof until this Note becomes due and payable. Subject to the terms hereof, the principal of and all accrued interest on this Note shall become due and payable in full on November 27, 2003.

                   This Note shall bear interest (starting from the date hereof) on the outstanding principal amount hereof at an interest rate of nine percent (9%) per annum (the "Interest Rate"), payable in arrears quarterly commencing on March 1, 2003 and continuing until this Note is paid in full (each of such quarterly payment dates being referred to herein as a "Payment Date"). In the event that a Payment Date is not a business day, the Borrower shall pay to the Holder the interest payment on the first business day following the applicable Payment Date.

                  If the principal of or the interest on this Note is not paid when due, then the overdue amount shall bear interest at the annual rate of eleven percent (11%) ("Default Interest"), which interest shall accrue from the date such overdue amount shall have become due through the date of payment of such overdue amount (including accrued interest thereon as of such date). Interest shall be computed on the basis of a 360-day year of twelve 30-day months for the actual number of days elapsed. All accrued Default Interest shall be payable on demand. All payments of the principal of, accrued interest on, and other amounts payable under this Note shall be payable in immediately available funds in such coin or currency of the United States of America as at the time shall be legal tender for the payment of public and private debts.


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                  All or any part of this Note may be prepaid without any
penalty to the Borrower; provided, that any such prepayment of this Note shall be first applied to accrued and unpaid interest of this Note and then against its outstanding principal.

                  This Note may be freely negotiable, transferable and assignable by Holder to Ronald Stafford and/or Scott Wilmont. This Note shall be binding upon the Borrower and its successors and permitted assigns and shall inure to the benefit of the Holder and its successors and assigns. The Borrower may not assign or delegate any of its duties or obligations under this Note without the prior written consent of the Holder.

                  If any of the following events (each, an "Event of Default") shall occur and be continuing:

                  (i) The Borrower shall fail to pay any amount payable under this Note when such payment becomes due, whether at maturity or by acceleration or otherwise, and such failure remains uncured for five (5) business days after the Holder gives written notice of such failure to the Borrower; or

                  (ii) The Borrower shall default in the observance or performance of any agreement contained in this Note and such default shall continue unremedied for a period of ten (10) days after written notice to the Borrower of such default; or

                  (iii) (a) The Borrower shall commence any case, proceeding or other action (x) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts or (y) seeking appointment or a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Borrower shall make a general assignment for the benefit of its creditors; (b) there shall be commenced against the Borrower any case, proceeding or other action of a nature referred to in clause (a) above that (A) results in the entry of an order for relief of any such adjudication of appointment or (B) remains undismissed, undischarged or unbonded for a period of sixty (60) days; (c) there shall be commenced against the Borrower any case, proceeding other action seeking issuance of a warrant of attachment, execution, distrait or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; (d) the Borrower shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in any of the acts set forth in clauses (a), (b) or (c) above; or (e) the Borrower shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due, then, and in any such event, (x) if such event is an Event of Default specified in clause (iv) above with respect to the Borrower, automatically the Note (with all accrued and unpaid interest thereon) and all other amounts owing under this Note shall immediately become due and payable, and (y) if such event is any other Event of Default, the Holder may, at any time at its option, by written notice to the Borrower, declare the Note (with all accrued and unpaid interest thereon) and all other amounts owing under this Note to be immediately due and payable. Except as expressly provided above, presentation, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

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                  This Note shall be construed and enforced under and pursuant to the laws of the State of New York.

                  This Note shall continue to be effective or be reinstated, as the case may be, if at any time any payment made pursuant to it (whether by the Borrower, any guarantor of this Note or any other person or entity) is rescinded or must otherwise be returned by the then-holder upon the bankruptcy or reorganization or otherwise of the Borrower or any guarantor or any other person or entity, all as though such payment had not been made.

                  The failure on the part of the Holder to at any time enforce any of the provisions of this Note shall not be deemed or construed to be a waiver of any such provisions, nor in any way to affect the validity of this Note or any provision hereof or the right of the Holder to thereafter enforce each and every provision of this Note. No waiver of any breach of any of the provisions of this Note shall be effective unless set forth in a written instrument executed by the party against which enforcement of such waiver is sought; and no waiver of any such breach shall be construed or deemed to be a waiver of any other or subsequent breach. All rights and remedies of the Holder hereunder shall be non-exclusive and cumulative. The Borrower agrees to pay all of the Holder's expenses, including reasonable attorneys' costs and fees, incurred in collecting sums due under this Note.

                  To secure the payment, when due, of principal and interest under this Note and the payment and performance by Borrower, when due, of all covenants, obligations and liabilities of Borrower to Holder under this Note, Borrower shall, and hereby does, grant, convey, assign and transfer to Holder a security interest in the Purchased Assets (as defined in that certain Asset Purchase Agreement between Borrower and Holder dated October 19, 2002) and all proceeds (as defined in the Uniform Commercial Code as from time to time in effect in the State of New York ("UCC") therefrom) (collectively, the "Collateral"). The Borrower shall, at its own expense, perform, on the reasonable request of the Holder, such acts as may be reasonably necessary to
(i) establish, perfect, give notice of, or maintain the priority, if any, of any liens provided for in this Note, (ii) otherwise exercise Holder's rights and remedies hereunder, or (iii) carry out the intent of this Note. Without limiting the generality of the foregoing, Borrower hereby agrees from time to time to execute any financing or other statements in such form as may be necessary to evidence, perfect, and continue the perfection of a security interest in the Collateral in favor of Holder in any and all jurisdictions.

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                  This Note may be modified only by a written instrument that is executed and delivered by the party against which enforcement of such modification is sought.

                                          ACCESS INTEGRATED TECHNOLOGIES, INC.


                                          By:  /s/ A. Dale Mayo
                                              --------------------------------
                                              Name:
                                              Title: President


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